Exhibit 10.41
November 19, 2008
Mr. Lewis Kling
President and Chief Executive Officer
Flowserve Corporation
Dear Lew:
On May 29, 2007, you entered into a letter agreement with Flowserve Corporation (the “Original Letter”) regarding the details of your continued employment with Flowserve Corporation (“Flowserve”). The sole purpose of this side letter to the Original Letter (this “Side Letter”) is to set forth the mutually agreed upon amendments to the Original Letter to bring the provisions of the Original Letter into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The terms of the Original Letter shall remain in full force and effect, except to the extent revised by this Side Letter.
First, with respect to the seventh paragraph of the Letter (beginning “Among the conditions of the grants described in this letter. . .”) regarding the pro-rata portion of the annual bonus that would be paid to you in the event you are terminated by Flowserve without cause or if you terminate your employment for certain “good reason” events, the Original Letter is hereby amended by adding the following to the end of the seventh paragraph:
Notwithstanding the foregoing, in the event you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such payment will not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is defined in the Treasury Regulations promulgated under Section 409A of the Code and any other guidance issued under Section 409A of the Code); and (y) the date of your death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period will be paid to you or your beneficiary in one lump sum (together with reasonable accrued interest).
Second, with respect to the ninth paragraph of the Original Letter (beginning, “Finally, the company will permit you and your dependents. . .”) regarding the continuation of health and dental coverage following your termination of employment, the Original Letter is hereby amended by adding the following to the end of the ninth paragraph:
To the extent any benefits provided under this paragraph (including, the provision of continued health and dental benefits or reimbursement benefits) are taxable to you, such benefits, for purposes of Section 409A of the Code, shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
Please acknowledge your acceptance of the terms of this Side Letter by countersigning below where indicated. This Side Letter may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

Very truly yours,
/s/ William C. Rusnack
William C. Rusnack

Chairman, Organization and Compensation Committee Flowserve Corporation

ACKNOWLEDGED AND AGREED
/s/ Lewis Kling
Lewis Kling
Date: November 19, 2008